Exhibit 99.1

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Darwin Holdings Limited on Form S-4 and in the Joint Proxy Statement/Prospectus of CF Industries Holdings, Inc. and OCI N.V., which is part of the Registration Statement, of our opinion dated August 6, 2015 appearing as Annex G to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “Summary — Recommendation of the CF Holdings Board of Directors and CF Holdings’ Reasons for the Combination,” “Summary — Opinions of CF Holdings’ Financial Advisors” “The Combination — Background of the Combination, “The Combination — Opinions of CF Holdings’ Financial Advisors.”  In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Morgan Stanley & Co. LLC

New York, New York

November 6, 2015